NECESSARY RESPONSE TO DEBUNK MR. HARTMAN’ S CREDIBILITY RE: GULF PLAZA AND COMPENSATION STORIES JUST AS HAPPENED TO HIM IN MARYLAND OVERALL.
NOT FOR PROXY SOLICITATION.
 EVEN IF TIRED, PLEASE READ THIS CLOSING ARGUMENT

May 13, 2025
Dear Shareholder:
At the outset, I must apologize; not for Hartman's efforts to “burn the house down” (which he actually has stated as his purpose to a federal agent looking into 401(K) type issues). At the time Hartman made this statement, the agent was seeking assistance from Hartman to help the DOL avoid having to assert more damages against the Company for certain events that occurred while Hartman controlled the Company. He did not participate in helping for the reasons he stated to the agent even though we believe he created the problems.

I do, however, apologize directly to you for the pain, suffering, and economic damage you and your Company have suffered. We, the Executive Committee, are committed to seeking recoveries against Hartman in an ongoing legal action for these damages. Survival of this Company is the key to those recoveries.

Before getting into specific issues, we must briefly describe the state of the Company at the time Hartman’s tenure ended. The Company was in default on its indebtedness. The indebtedness was due in less than one year with no plan to either pay it off or to refinance it. Massive amounts of deferred maintenance to critical HVAC, elevator, electrical, and life safety systems were ignored by Hartman and not shown as major maintenance items on the books and records of the Company. The property values assumed these systems were in good working order and did not reflect the required expenditures to remediate them were not shown on the books and records of the Company, and the values of the properties did not reflect applicable deferred maintenance on the properties. A significant part of the deferred maintenance was actually mandatory, which severely impacted the quality of the buildings for the tenants. During the summer prior to the maturity of the indebtedness, Hartman filed lis pendens without legal cause, that effectively stopped any refinancing or sales to pay down the indebtedness. Hartman was fully aware of the maturity of such debt in October 2023. As everyone knows bankruptcy and lifting of the lis pendens lien of the Company’s SPE followed and at that point any refinancing had to be done by the Company. As can be expected the refinancing was at a high interest rate and sales were required to replace the debt and the high interest rate as soon as possible.

With respect to the description of Gulf Plaza Property by Hartman, unfortunately, as is usually the case Hartman in his epistles fails to tell the complete story about 16010 Barker's Point, also known as the Gulf Plaza Property. The anchor tenant, Gulf Interstate Engineering, which Hartman describes as moving, only moved after a long period of frustration with Hartman's undesirable and frustrating business practices primarily related to his refusal to maintain the building in a manner reasonably expected by the tenants. Gulf Interstate Engineering as a major tenant had continually been adverse to renewing early in advance of the original lease term expiring. This position was because under Hartman, Gulf Plaza experienced window water leaks, lack of proper landscape maintenance, insufficient maintenance of building systems that led to inoperable elevators and air conditioning, and more chronic facilities issues that were, from the outset, capable of, and could have been maintained but for Hartman’s decisions to divert cash for other purposes (including distributions to Hartman). These issues were and are a constant theme experienced by tenants across the legacy portfolio as operated and maintained under Hartman's direction and control. Some key complaints by Gulf Interstate Engineering about Hartman's tenure as CEO include: “not happy with the upkeep and safety of the building” and “overall consensus is that the employees want to go to a new building.” It is clear, the present condition of Gulf Plaza relates back to Hartman's tenure. Its current appearance and the failure to maintain marketability was caused by the failure to maintain building facilities and those delays caused more serious malfunctioning. These unsavory conditions result from no

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Necessary Response to debunk Mr. Hartman’ s credibility re: Gulf Plaza and Compensation stories just as happened to him in Maryland overall. Not for proxy solicitation.  Even if tired, please read this closing argument.

attention. An example of this is the elevator drive. It needed to be replaced and could have been replaced easily with an original bid that the Company received for a mere $25,000. It was a necessary item for maintenance to ensure overall functioning equipment at Gulf Plaza going forward. Hartman, himself, failed to authorize this replacement.

By the time the Executive Committee was put in place correcting such maintenance issues was not possible due to the existing default on the primary loan that occurred during Hartman’s tenure and resulted in control of Company cash by the lenders. At the beginning of the Pivot, Silver Star responded quickly and as reasonably as possible to sell assets in an orderly fashion and successfully at market prices to pay down the debt. The condition of this building was not disclosed to the Board of Directors by Hartman. To say it simply, had the Executive Committee of Silver Star known early on that this particular building was not in good condition rather than at the time discovered much later after Hartman was ousted, it could have been, and perhaps should have been, one of the first buildings sold before the market and the building continued to deteriorate, and then all reasonable steps would have been taken to deploy capital to ensure that the negative cash flow which existed at the time of sale could have been mitigated.

Hartman remained and continues to remain a member of the Board of Directors but instead of carrying out and contributing as part of his duty of loyalty, good faith, and due care required to the Company, he sought to “burn the house down” and, therefore, not bring these potential items to the attention of the Board or the Executive Committee.

As the sale processes began to expand and the Executive Committee discovered more serious deficiencies in some of the legacy properties, Hartman continued his foray of impacting negatively market conditions and stopping the process or delaying the process (e.g. lis pendens without legal cause), creating additional damage to the sales of assets. His continuously creating ill will, and his bad faith, and slowing down the Company's ability to operate, to raise needed capital (since proceeds from sale or legacy assets have, in large part, been required to pay down the debts of the lenders except where lenders, recognizing that it was in their best interest to provide us capital to execute on 1031 transactions) to further protect our ability to avoid an ill-advised/forced liquidating circumstance. These are the circumstances. Hartman as a director was under duty to disclose as part of the board's constructive deliberate and proper exercise of its business judgment which was recognized fully by the trial judge in Baltimore with respect to the issues integrally related.

Hartman first acquired the Gulf Plaza property during 2004 in a related entity for $12.25 million.  In 2014, Hartman then sold it from this related party to Silver Star in stable condition for $13.95 million, and it will always appear, which will be another item we will be examining, that as a related party transaction, Silver Star later probably bailed out a defunct Hartman program. At least, that remains a significant question for continual discovery and forensic examination in our litigation against Hartman.

As of December 31, 2021, Hartman commissioned a valuation of $17,512,072 for NAV purposes -- apparently the highest value ever assigned to the property.

Within nine months, in August of 2022, the Company received a Broker’s Opinion of Value (“BOV”) from CBRE, the world’s largest commercial real estate services and investment firm. The BOV stated Gulf Plaza’s value was $8,021,000 and by the end of 2022 this value was $7,262,779. However, neither valuation included the significant deferred maintenance problems associated with Hartman’s business practices.  These underlying problems existed in August of 2022 but were not discoverable. Along with the major maintenance issues, Hartman already knew that the major tenant was upset and was likely not going to renew the lease. Keep in mind the problems were not minor – air conditioning not working in a building in Houston, elevators not working, windows leaking and Hartman not addressing the issues. By the time the Executive Committee became aware of these issues the ability to address such significant issues was severely limited due to the so-called cash trap from the existing default on the major loan left by Hartman. A building (i.e., Gulf Plaza) in Houston, Texas

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Necessary Response to debunk Mr. Hartman’ s credibility re: Gulf Plaza and Compensation stories just as happened to him in Maryland overall. Not for proxy solicitation.  Even if tired, please read this closing argument.

with air conditioning problems, elevator problems and leaking windows with its major tenant most likely moving out due to such long standing issues should have had a significant discount from the value of a building without such issues, accordingly, the value assigned at the end of 2022 was likely substantially in excess of the actual sales value of the property.
It is also likely that Hartman was aware of these issues, and, maybe as a result, Hartman chose not to list the Property for sale.  While the management team had routinely prompted Hartman for years to execute a disposition program, he was dismissive. Nevertheless, by the summer of 2022, Hartman had lost a value spread of $17.5 million less $8 million or $9 million less the appropriate amount for the significant deferred maintenance and the major tenant being so upset with Hartman’s business model it was likely to not renew its lease (this could be an amount in excess of $5,000,000), he now says we lost.  In August of 2022 at the time of this decrease of $9 million plus maybe more than an additional $5,000,000, Hartman remained as CEO and the value of Gulf Plaza had already dropped significantly from $17.5 million, which was prior to the creation of the Executive Committee.

In addition to the foregoing, Hartman filed a lis pendens to prevent the sale of Silver Star’s properties (including Gulf Plaza) and was found in the Maryland court to have “general credibility issues” stemming in part from “his filing of a lis pendens in a related case without legal cause” to which he admitted was improper, which led to the bankruptcy filing. There can be no doubt that the value of Gulf Plaza was severely negatively impacted by the actions of Hartman both before and after the end of his tenure as CEO of Silver Star. In summary, before the Executive Committee, Hartman had (i) in addition to the other items in this list, shown a reported value reduction of $9,000,000, (ii) the major tenant so upset with his lack of proper maintenance that it was unlikely to renew its lease, (iii) allowed Gulf Plaza to accumulate significant deferred maintenance items not disclosed to the entity valuing the properties (e.g. air conditioning, elevators, leaking windows), (iv) allowed Silver Star to be in default with its major lender, (v) allowed the default to result in the cash trap which reduced the cash available to address such issues, and (vi) left Silver Star with a major loan maturing in less than a year with no plan to refinance, but he wasn’t done after Hartman’s tenure ended he (i) filed lis pendens without legal cause stopping any sales and (ii) caused a bankruptcy to resolve the defaulted loan and to get rid of his lis pendens.1

Under the New Direction Plan after the bankruptcy, Gulf Plaza was later nationally marketed, evaluated by Marcus and Millichap (a leading firm specializing in commercial real estate investment sales, financing, research, and advisory services), and in its untenable position was sold for $2,625,000. By selling, the Company saved almost $100,000 a month on negative cash flow, which results in approximately $1 million in cash savings for the next 12 months. In the lease Hartman granted Gulf two expansion options while giving at the same time an additional option to require Silver Star to construct an additional 32,000 square foot building under the terms as designated in an amendment. That means the tenant moving & not exercising that option saved more than $5 million based on the estimated cost of a building. Accordingly, together these items would have been approximately $9 million of negative cash flow for Silver Star. This savings plus the consideration received at sale and the elimination of negative operating income on a discounted basis over the next five years in the aggregate represents a value accretion to Silver Star of approximately $11.7 million.

The business judgment of the Board was clearly that it was in the best interest of shareholders to sell this deteriorated asset, particularly since the market had changed suddenly. Even with new capital to attract new leases, the expectation from experts was that this is one property that could never be retennanted to anywhere near the level required to justify those capital expenditures.2

1 This is all in addition to his smear campaign, “burn the house down approach,” and his litigation against Silver Star and others.
2 See attached Exhibit A for a tabular calculation showing the real favorable performance of Silver Star even with substantial problems & deferred maintenance that could not be remediated.

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Necessary Response to debunk Mr. Hartman’ s credibility re: Gulf Plaza and Compensation stories just as happened to him in Maryland overall. Not for proxy solicitation.  Even if tired, please read this closing argument.

Hartman, while not addressing any of the foregoing issues, claims a neighboring property owned by Hartman v REIT XXI will be over 95% occupied after the execution of a “pending lease.” His Hartman Timberway II property has had substantial vacancies since acquisition in 2019.

Pending leases as described by Hartman are uncertain, highly speculative, and misleading. In the past, Hartman's efforts used uncertain projections of occupancy by calling un-executed leases, actual leases, and not discounting the value associated therewith. In addition, Hartman completely ignores the capital needed to take care of all of the deferred maintenance that he left behind during his tenure as CEO. In trying to market these properties in the Hartman fashion, he did nothing but damage his market reputation on Wall Street and his ability to get a timely IPO deal done which he knew was basically required by the Company’s charter.

Finally, the sale of Gulf Plaza was a necessary sale to reduce the outstanding balance on Silver Star's SASB loans that were incurred to get Silver Star out of the bankruptcy caused by Hartman (high interest and required sales) and did so reduce them to $4.7 million, which will be fully paid upon the sale of the Westheimer Central Plaza, which is approaching a sales agreement now under negotiation.

Remember, this loan in its entirety is a refinancing of $259 million plus that (i) was in default when Hartman’s tenure ended, (ii) was delayed in paydowns, (iii) the repayment was further compounded because of Hartman not taking care of the property as required by the lenders and (iv) had and continued to further impacted by his filing improper lis pendens against the properties. This further slowed down the selling process and moved the Company into an even more sharply deteriorating market condition and into the SPE bankruptcy.

As we move forward toward completing the Pivot process, we should recognize that the Baltimore Appellate Court recently determined that the first annual shareholder meeting we held in January 2024 by a consent proxy was legal and valid and we will shortly now be unrestricted from talking about those votes and those votes that will be counted. Our review and forensic study of voting trends before the Court stopped the vote indicate that when these votes are finally counted, as ordered by the Appellate Court, we will have an overwhelming majority. It’s highly likely we will have 50% of the outstanding shares, which will remove Hartman from the Board.

Additionally, Hartman has accused the Executive Committee of taking excessive compensation and particularly references my taking an excess salary and he's induced people to write to the Board in order to take over the Company. They have even joined his takeover group to the point of asking for our resignation. First, all compensation decisions have been made by the Compensation Committee of this Company. I, Gerald Haddock, have not granted myself any compensation. The Compensation Committee, in each case, has evaluated and cleared these decisions through detailed analysis of expertise in the area considered and applied, along with an analysis of peer group compensation from advisors.

The Board compensation Hartman considered to be worth $18 million is nothing but a profits interest, and that profits interest is worth zero today (I would be entitled to zero upon a conversion today). Under applicable IRS rules such interests had a zero value on the date of grant. The interests will only be convertible into any stock to the extent there are profits in the future over a significant period of time. And only then, after the Company recoups its capital level at the time those options were granted. That would be almost $3 a share.

The Executive Committee in its entirety, including myself as CEO, have taken significant pay cuts along with all the executives in this Company. Board members, including the Executive Committee, are not receiving any cash compensation at this time. Furthermore, the Company does not have shares available in the stock option plan to grant additional shares. While I received one million shares post exercise of the Right Plan, 500,000 equivalent pre-Rights Plan, it is important to recognize that the comparable values, that Hartman uses for those shares at time of issuance, would have been based on questionable valuations. They were only issued after a certain number of assets were sold to pay down the high interest debt that was incurred by the Company to get out

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Necessary Response to debunk Mr. Hartman’ s credibility re: Gulf Plaza and Compensation stories just as happened to him in Maryland overall. Not for proxy solicitation.  Even if tired, please read this closing argument.

of the bankruptcy necessitated by the lis pendens filed by Hartman without legal cause as an incentive directed by the Executive Committee, using its business judgment to get the assets sold to quickly reduce the high interest. The sales were successful, and the issuance was earned compensation in addition to any other cash payments that I received, which were one-time cash payments as a contractual incentive for my remaining employed as CEO of the Company. In these vicious, retaliatory, and trying times, major shareholders have been informed with respect to the Pivot, kept abreast of all issues every step of the way and endorsed these steps that have been taken. My annual salary (which was never paid) was cut from approximately $700,000 that should have been paid to $125,000 today.

Obviously, this level of compensation is totally unacceptable, but my commitment to this Company is to right this ship and base and then move forward toward creating everyone more enjoyment and value, and the low salary with the ownership of the shares creates an interest more closely aligned with the shareholders. At this point I will only make money on my shares if you make money on yours. The idea that any of this is egregious compensation is nothing except efforts by Hartman to sway the shareholders to help him “burn the house down.” And unfortunately, there are a number that are part of the Hartman group, and it is expanding. This needs to be stopped. You may be the only line of defense to get these efforts stopped now.

Hartman should be ashamed of not being forthright and cooperative with this Company while he remains as a Board member. The right thing to do would have been for him to at least step off of the Board. He has gone so far as calling me personally: a devil; a mis manager; a destroyer of assets; a greedy person; and accused me of taking unreasonable compensation from the Company; and other egregious acts. To set the record straight I am going to give information, reluctantly, to clarify those statements and misunderstandings. Please know that, in my career, instead of these characteristics as accused by the Hartman group, Richard Rainwater referred to me as “the man who made it happen.” Rainwater was referring to a major orchestrated transaction involving major investment banks (Goldman Sachs and others), a fight with a dissident shareholder who represented a strong bond group of investors on Wall Street and ending with a successful acquisition of Penrod, a company owned by the Hunt family, and raising significant capital and cleaning up a mess coming out of the oil and gas industry in 1986 and thereafter. He later named me to be one of the first board members in charge of basically, continuing the development of those companies, strategic acquisitions, general organization, and along with John Blocker who was the chairman and founder of the company that we acquired and Mort Meyerson who was the chairman of Ross Perot's company, EDS, as a founding board member. As a founder in that company, I served on the board. I was on the board for approximately 30 years. I led that company in many of its acquisitions and strategic initiatives and handled and led the audit committee and served as lead director as the board expanded over time. Subsequently, Carl Thorne and Dan Rabun, both CEOs recognized me on numerous occasions for the work well done over that 30-year period.

Interestingly, one of the Silver Star shareholders, recently being induced by statements from Hartman to be in the Hartman group, referred to me as a “used car salesman.” I'm sure she didn't realize it, but she actually was right. I was a used car salesman early on. What she doesn’t understand is that I was an opportunistic investor who assembled spare parts from certain antique and muscle cars and reconstituted them into valuable antiques and sold them quite successfully. I've usually been a pretty good opportunistic investor, including after becoming one of the youngest partners in Fulbright and Jaworski’s history (Jaworski was the special prosecutor who handled the Nixon prosecution) and focusing on a career in tax, securities, M&A transactions, and litigation, I decided, after being enticed with a multimillion-dollar contract at the age of 29, to enter into a roll-up transaction involving corporate companies in the energy sector, executing on a large roll-up type transaction with about 10 different entities that had to be combined into a new public company that I then led both on the roadshow and in all of the execution with both a joint venture and a successful market capital raise, IPO, and listing on the London Stock Exchange and the then American Stock Exchange. My first New York Stock Exchange (and other exchanges) successful offerings were with Richard Rainwater and a couple of other investments and companies that I had been working with for a long time.

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Necessary Response to debunk Mr. Hartman’ s credibility re: Gulf Plaza and Compensation stories just as happened to him in Maryland overall. Not for proxy solicitation.  Even if tired, please read this closing argument.

Fort Worth Star-Telegram recognized me with a full-page photograph on the front page “Eyes on the Horizon – Top of the Heap,” during the Cresent days, and the Houston Chronicle recognized our significant presence in Houston through rapid acquisitions.

Baylor University recognized me as a distinguished alumnus. As a member of the business school faculty executive council, I participated alongside the dean of the business school as a senior in decisions relating to the operation of the Baylor Hankamer School of Business. Additionally, I served as an editor of the Baylor Law Review, New York University Tax Law Review, and received eight AmJur Awards at Baylor Law for a high grade in those eight courses. Then, Baylor Law recognized me as, in my senior years, the outstanding student in practice court and Judge Frank Wilson, the renowned professor, who, for about 30 years in practice court, developed the world-renowned program, noted that this was one of only a few “A’s” he had given in that decade.

I’ve spent my entire career surrounding myself with excellence and with successful people. But that wasn’t the case when I joined Hartman. Since joining, I have worked together with Jack and Jim, who meet those criteria, and the work ethic is exceptional because the Executive Committee meets once a week with management. We felt from the beginning that this process was necessary in order to ensure that the mess created by Hartman had a chance to be cleansed in order to maximize wealth for shareholders.

But looking forward, which we want to do, we don’t want to continue this unnecessary back and forth; we are preparing to move strongly forward with the Pivot, recognizing that we have about $200 million in storage buying power. This could be consummated if we are successful in achieving a going concern status. We're working with several investment banks, and have lined up, in strategic alignment, a pipeline of storage properties, a possible joint venture with a major company, and a joint venture capital raise of $50 million utilizing both direct equity and substantial DST financing. Our plans could allow for significant management fees for Silver Star and other features along the routes of creating critical mass. This foundation will allow us to resume distributions that could not have otherwise been achieved. Anything short of this will satisfy Hartman’s objective and “burn the house down.”

We are in the Fourth Quarter and need your help to finish the job you gave us.

Forward-Looking Statements: This letter contains certain forward-looking statements. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and you should not place undue reliance on any such statements. Several important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this letter speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Sincerely,
Gerald Haddock
CEO, Chairman of the Board,
Chairman of the Executive Committee

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Necessary Response to debunk Mr. Hartman’ s credibility re: Gulf Plaza and Compensation stories just as happened to him in Maryland overall. Not for proxy solicitation.  Even if tired, please read this closing argument.

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Necessary Response to debunk Mr. Hartman’ s credibility re: Gulf Plaza and Compensation stories just as happened to him in Maryland overall. Not for proxy solicitation.  Even if tired, please read this closing argument.

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Necessary Response to debunk Mr. Hartman’ s credibility re: Gulf Plaza and Compensation stories just as happened to him in Maryland overall. Not for proxy solicitation.  Even if tired, please read this closing argument.